Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 of Waterstone Financial, Inc. of our reports dated March 6, 2015, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Waterstone Financial, Inc. for the year ended December 31, 2014.

/s/ McGladrey LLP

Milwaukee, Wisconsin

March 6, 2015